UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 25, 2006

Commission File No.	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number
1-8180	TECO ENERGY, INC.	59-2052286
(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

1-5007	TAMPA ELECTRIC COMPANY	59-0475140
(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Item 2.02 and Exhibit 99.1 are being jointly furnished by TECO Energy, Inc. and, as to information pertaining to its quarter and year-end results, its wholly-owned subsidiary, Tampa Electric Company. All other items are being filed by TECO Energy, Inc. only.

Section 1 – Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

On January 25, 2006, the Board of Directors TECO Energy, Inc. (the “Company”), at the recommendation of the Compensation Committee (the “Committee”), modified the compensation program for non-management directors. Under the modified program, non-management directors will receive an annual cash retainer of $30,000 and committee meeting fees of $1,500. The chair of the Audit Committee will be paid an additional annual retainer of $7,500. The meeting attendance fee of $750 for each Company and Tampa Electric Company Board meeting and the other committee chair annual retainers of $5,000 remain the same as under the previous compensation arrangements. Directors will no longer receive an initial or annual stock option grant, but will receive an annual grant of 2,500 shares of restricted stock which vests in three equal annual installments. A share ownership guideline has been instituted requiring non-management directors to own, within five years of their election or the adoption of the guideline, an amount of TECO Energy, Inc. common stock with a value of five times their annual retainer.

On January 25, 2006, the Committee and the Board of Directors of the Company approved the payment of annual incentive awards to executive officers in accordance with the Company’s Annual Incentive Compensation Plan (“Annual Incentive Plan”). The awards were based on the target incentive award percentages and performance factors described in the Company’s Current Reports on Form 8-K dated January 26, 2005 and April 29, 2005, with adjustments, both positive and negative, made by the Committee to non- GAAP financial results in the performance factors for purposes of calculating incentive awards in order to better relate awards to management performance. The adjustments relate to the accounting treatment of a portion of Tampa Electric’s storm damage reserve, under-recovery for fuel costs in 2005 that have been approved for recovery in 2006, and the measurement of cash repatriated from TECO Guatemala. In addition to the adjustments, the Committee also determined to pay half of the value of the Company’s Chief Executive Officer’s award in the form of stock under the Company’s 2004 Equity Incentive Plan.

On January 25, 2006, the Board of Directors, at the recommendation of the Committee, approved amendments to the executive officer change-in-control severance agreements, standardizing the material terms and conditions of such agreements. The amendments remove a provision contained in certain agreements that would have provided severance to be payable if the officer terminated his or her employment for any reason during the 13th month following a change in control. Under the amended agreements, severance is payable to an executive officer only in the event that officer’s employment is terminated by the Company without cause or by that officer for good reason in contemplation of or following a change in control. The amendments approved by the Board also make the agreement with the Company’s Chief Executive Officer consistent with the agreements with the Company’s other executive officers, such that severance payable upon the circumstances described above would consist of (a) a lump sum severance payment equal to three times (instead of one times) annual salary and bonus, (b) a cash payment equal to the additional retirement benefit which would have been earned under the Company’s retirement plans if employment had continued for three years (instead of one year) following the date of termination, and (c) participation in the Company’s life, disability, accident and health insurance plans for a three-year period (instead of a one-year period) except to the extent these benefits are provided by a subsequent employer.

Section 2 – Financial Information

Item 2.02: Results of Operations and Financial Condition

See the Press Release dated January 31, 2006, furnished as Exhibit 99.1 and incorporated herein by reference, reporting on TECO Energy, Inc.’s financial results for the periods ended December 31, 2005.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 25, 2006, James O. Welch, Jr. delivered a letter of resignation to the Board of Directors of the Company, such resignation to be effective as of the Company’s Annual Meeting of Shareholders, April 26, 2006. Mr. Welch’s resignation following one year after his election at the 2005 Annual Meeting of Shareholders was contemplated at the time of his election, as indicated in the Proxy Statement delivered to shareholders in connection with that meeting. Mr. Welch’s letter of resignation confirmed that his departure from the Board is not due to any disagreement with management or any other Board member.

Section 9 – Financial Statements and Exhibits

Item 9.01: Financial Statements and Exhibits

(c)    Exhibits

99.1	Press Release dated January 31, 2006 reporting on TECO Energy, Inc.’s financial results for the periods ended December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2006	TECO ENERGY, INC.
(Registrant)

/s/ S. M. Payne
S. M. Payne
Vice President - Corporate Accounting and Tax

Date: January 31, 2006	TAMPA ELECTRIC COMPANY
(Registrant)

/s/ G. L. Gillette
G. L. Gillette
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release dated January 31, 2006, reporting on TECO Energy, Inc.’s financial results for the periods ended December 31, 2005.